Exhibit 10.1

MERGER AGREEMENT

This MERGER AGREEMENT (the "Agreement") is made by and among WiFiMed Holdings Company, Inc. ("WiFiMed"), a Nevada corporation; JMJ Acquisition, Inc., a Georgia corporation wholly owned by WiFiMed (the "Merger Sub"); JMJ Technologies, Inc. (the "Company"), a Georgia corporation.

RECITALS

A.         WiFiMed wishes to acquire all of the outstanding capital stock ("Equity Interests") of the Company from the shareholders of the Company (the "Shareholders").

B.         The parties desire the transaction to be structured in a manner that will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

C.        WiFiMed has caused the formation of Merger Sub for the purpose of accomplishing a triangular merger with the Company.

D.        The parties have determined that it is in their respective best interests to merge the Merger Sub with and into Company (the "Merger") and to undertake such other actions described herein, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

THE MERGER

In connection with the Merger, the respective boards of directors of WiFiMed and the Merger Sub, and all the Shareholders of the Company, have, by resolutions duly adopted, approved the following provisions of this Article I as the plan of merger required by the applicable provisions of Georgia Corporate Laws (the "Georgia Corporate Law"):

1.1              The Merger.  At the Effective Time (as defined in Section 1.3), in accordance with this Agreement and the Georgia Corporate Law, the Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub (except as such existence may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time.  The Company, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the "Surviving Corporation."

1.2              Effect of the Merger.  The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Merger Sub and the Company (collectively, the "Constituent Entities"); all property, real, personal and mixed, and all accounts payable arising in the ordinary course of business and accrued expenses due on whatever account, and all debts, liabilities and duties due to each of the Constituent Entities shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the Surviving Corporation shall be responsible and liable for all liabilities and obligations of each of the Constituent Entities.

1.3              Consummation of the Merger.  As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article VIII, and in no event later than seven (7) business days after such satisfaction of waiver, the parties hereto will cause a certificate of merger relating to the Merger to be delivered to the Secretary of State of the State of Georgia in accordance with the Georgia Corporate Law.  The Merger shall be effective at such time as such certificate of merger is duly filed with the Secretary of State of Georgia.  The date and time when the Merger shall become effective is referred to as the "Effective Time."

1.4              Certificate of Incorporation and Bylaws; Directors and Officers.  The Certificate of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Certificate of Incorporation and Bylaws until amended as provided therein and under the Georgia Corporate Law.  The directors of Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time.  The officers of Merger Sub holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with the Merger Sub) of the Surviving Corporation immediately after the Effective Time.

1.5              Conversion of Securities; Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holders of any of the following securities:

(a)               All of the Equity Interests of the Company (the "Company Interests") issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted into and become a right to receive the Merger Consideration.

(b)               The "Merger Consideration" shall mean 10 percent of the fully-diluted shares (the "Merger Shares") of common stock, par value $.0001 per share, of WiFiMed (the "WiFiMed Common Stock") as of the Effective Date of this Agreement.  The Merger Consideration shall be subject to adjustment in accordance with Sections 1.7 and 1.8 and Articles VII and IX below.

(c)               Each Company option or warrant issued outstanding immediately prior to the Effective Time shall be cancelled and none shall be outstanding prior to the Effective Time Notwithstanding the foregoing, any contingent option rights that may be possessed by Gregory Vacca and that have been disclosed in the Due Diligence Postings shall be preserved except as may negotiated by Gregory Vacca and WiFiMed.

(d)               Each share of common stock of Merger Sub issued and outstanding immediately prior to Effective Time shall remain outstanding.

1.6              Debt Repayment.  WiFiMed shall commit a sum not exceeding $2,400,000 for the payment of the disclosed debts and liabilities of the Company.  Prepaid support payments made or owed to the Company and lease payments for the office space at RiverEdge Parkway that become due after July 31, 2007, shall not be considered debts or liabilities of the Company for purposes of this Agreement.

1.7              Adjustment of Number of Merger Shares.  The number of Merger Shares may, in the discretion of WiFiMed, be reduced by Company debts and liabilities exceeding $2,400,000; provided, however, that a) the requirements of Article VII have been satisfied by Merger Sub and WiFiMed or b) Merger Sub or WiFiMed has sent a Notice of Exhaustion of Funds to the Company with an Accounting of how the $2,400,000 sum has been expended.  The Accounting shall not include any interest charges, late fees, attorney's fees, or other fees or charges that are attributable to WiFiMed's delay in satisfying and discharging the Company's disclosed debts and liabilities.

1.8              No Duplicate Adjustments. Adjustments to the number of Merger Shares may also be made pursuant to Article IX below, provided, however, that a single instance of a debt or liability (or a portion thereof) may not be adjusted under both Section 1.7 and Article IX so as to result in a double penalty to the Company.

1.9              Valuation of Merger Shares.  For adjustment purposes, the value per each Merger Share (the "Adjustment Value") shall be the weighted average sales prices of all shares of WiFiMed's common stock as reported on the Over the Counter Bulletin Board or such other exchange where WiFiMed shares may then be trading during the nine (9) days preceding the Adjustment Date.  For purposes of Section 1.7 and Article VII, the Adjustment Date shall be the date when Merger Sub or WiFiMed delivers a Notice of Exhaustion of Funds.  For purposes of Section 1.8 and Article IX, the Adjustment Date shall be the Date when a Claim Notice is delivered by Merger Sub or WiFiMed to the Indemnifying Party.

1.10          Closing.  The closing (the "Closing") of the transactions contemplated by this Agreement shall occur as soon as each of the conditions to Closing contained in Article VIII are fulfilled or waived at a meeting in the 8th-Floor Conference Room at 2000 RiverEdge Parkway, Atlanta, GA 30328, or at such other place or at such other time as the parties may mutually agree upon.

1.11          Registration of Shares.  It is WiFiMed's present intent to file a registration statement under the Securities Act of 1933, as amended.  Should WiFiMed proceed with this registration, it shall cause ten percent (10%) of the Merger Shares to be included in the registration statement.

1.12          Delivery of Certificates.  Within ten (10) business days after the Closing, WiFiMed shall deliver to each of the Shareholders, a legended stock certificate representing all of the Merger Shares to which such Shareholder is entitled to pursuant to Schedule 1.5(b) of this Agreement containing the legend set forth under Section 4.5.  Delivery of the Merger Shares shall be subject Section 8.2(d).

1.13          Taking of Necessary Action; Further Action.  WiFiMed and the Merger Sub, on the one hand, and the Company and the Shareholders, on the other hand, shall use all reasonable efforts to take all such actions (including without limitation actions to cause the satisfaction of the conditions of the other to effect the Merger) as may be necessary or appropriate in order to effectuate the Merger as promptly as possible.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of the Constituent Entities, or fully subject the Surviving Corporation to all debts and obligations of the Constituent Entities, the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Entities or otherwise to take, and shall take, all such actions.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF WIFIMED AND THE MERGER SUB

WiFiMed and the Merger Sub hereby represent and warrant to the Company and the Shareholders that, as of the date hereof, and again at the Effective Time:

2.1              Organization and Qualification.  Each of WiFiMed and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or prospects, or financing arrangements.  True, correct, and complete copies of the Articles of Incorporation and Bylaws of WiFiMed have previously furnished to the Company.

2.2              Authority Relative to This Agreement.  Each of WiFiMed and the Merger Sub has the requisite corporate power and authority to enter into this Agreement and the other agreements referred to herein (the "Ancillary Agreements") and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements by WiFiMed and the Merger Sub and the consummation by WiFiMed and the Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by WiFiMed and the Merger Sub, and no other corporate proceedings, including, without limitation, any authorization by the shareholders of WiFiMed, on the part of WiFiMed or the Merger Sub are necessary to authorize this Agreement, the Ancillary Agreements or such transactions.  This Agreement and the Ancillary Agreements have each been duly executed and delivered by WiFiMed and the Merger Sub and each such agreement constitutes a valid and binding obligation of each such entity, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.  Neither WiFiMed nor the Merger Sub is subject to, or obligated under, any provision of (a) its Articles of Incorporation, or its Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached, or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its or any of its subsidiaries' assets would be created, by its execution, delivery and performance of this Agreement or Ancillary Agreements and the consummation by it of the transactions contemplated hereby and thereby. Except for such filings to be made pursuant to Corporate Law in order to effect the Merger and federal and state securities laws, which WiFiMed agrees to make, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of WiFiMed or the Merger Sub for the consummation by WiFiMed and the Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements.

2.3              No Material Adverse Changes.  Except as disclosed to the Company, there has not been any material adverse change in the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition, or financing arrangements of WiFiMed since March 31, 2007.

2.4              Validity of Stock.  The Merger Shares, when issued, shall: (i) be duly authorized, validly issued, fully paid and non-assessable and free of liens and encumbrances created by any person other than the Company, and (ii) be free and clear of any transfer restrictions, liens and encumbrances except for restrictions on transfer under the Securities Act of 1933, as amended (the "Securities Act").

2.5              Quotation of WiFiMed Common Stock.  The WiFiMed Common Stock is quoted on the NASD Over the Counter Bulletin Board.

2.6              Capitalization.  The authorized equity capitalization of WiFiMed is accurately reflected in most recently-filed Business Report (defined in Section 2.7). As of July 28, 2007, the number of outstanding non-diluted common shares is 24,672,967 shares.  As of the date hereof, all shares of WiFiMed Common Stock are validly issued, fully paid and non-assessable.  Except as previously disclosed to the Company or in any WiFiMed Business Report, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating WiFiMed to issue or sell any shares of capital stock of WiFiMed or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of WiFiMed or of any other corporation, nor are there any stock appreciation, phantom stock or similar rights outstanding based upon the book value or any other attribute of WiFiMed.  No holders of outstanding shares of WiFiMed Common Stock are entitled to any preemptive or other similar rights.

2.7              Financial Statements and SEC Filings.  All filings made with the Securities and Exchange Commission (the "SEC") from and after September 30, 2006, are available on the SEC's EDGAR database.  (All such reports are collectively referred to hereinafter as the "WiFiMed Business Reports"; and the financial statements, including the notes thereto, contained in the WiFiMed Business Reports are collectively referred to hereinafter as the "WiFiMed Financial Statements.")  Since September 30, 2006, WiFiMed has duly filed all reports required to be filed by it with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended, and except as previously disclosed to the Company, no such report, nor any report sent to WiFiMed's shareholders generally at the date it was filed or sent, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading.  The WiFiMed Financial Statements included in the WiFiMed Business Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and present fairly the consolidated financial position, results of operations, and cash flows of WiFiMed and its consolidated subsidiaries as of the dates and for the periods indicated therein, subject, in the case of unaudited interim statements, to normal year-end accounting adjustments and the absence of complete footnote disclosure.

2.8              Absence of Undisclosed Liabilities.  Except as and to the extent stated in the WiFiMed Financial Statements or the WiFiMed Business Reports or as previously disclosed to the Company, WiFiMed does not have any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated, known, or otherwise), other than (i) liabilities incurred in the ordinary course of business and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in both subsections (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of WiFiMed.

2.9              Litigation.  Except as previously disclosed by WiFiMed or in the WiFiMed Business Reports, there are no material actions, suits, proceedings, orders or investigations pending or to WiFiMed's knowledge, threatened against WiFiMed, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to WiFiMed for any of the foregoing.

2.10          No Commissions.  WiFiMed has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

2.11          No Liabilities of Merger Sub.  Except for its obligations under this Agreement, the Merger Sub is not subject to any liabilities, obligations or claims, whether absolute or contingent, liquidated or unliquidated, known or unknown.  The Merger Sub was formed solely for the purpose of consummating the transactions contemplated by this Agreement and has not engaged in any business or other activities for any other purpose.

2.12          Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of WiFiMed or the Merger Sub is required in connection with the consummation of the transactions contemplated by this Agreement except the filing of the Certificate of Merger with the Secretary of State of Georgia, SEC and filings on Form 8-K.

2.13          Disclosure.  Neither this Agreement nor any of the public filings of WiFiMed contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to the Company, which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including the operating results, assets, customer, supplier or employee relations and business prospects, of WiFiMed.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company has delivered disclosure schedules to WiFiMed and Merger Sub on the date hereof (the "Disclosure Schedules"). In addition, the Company has, prior to the signing of this Agreement, posted documents to an ftp site, ftp.WiFiMed.com (the Due Diligence Postings"). For purposes of this Agreement, disclosure in any Due Diligence Posting or in any Disclosure Schedule shall suffice as disclosure for any provision of this Agreement. Except as disclosed in its Disclosure Schedules and Due Diligence Postings, the Company represents and warrants to WiFiMed and Merger Sub that, as of the date hereof and again at the Effective Time:

3.1              Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has the requisite power and authority to own and operate its properties and to carry on its business as now conducted.  The Company is duly qualified to do business in every jurisdiction where the failure to do so would have a material adverse change in its assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition, or financing arrangements.  The copies of the Company's Articles of Incorporation and Bylaws, which have been furnished by the Company to WiFiMed prior to the date of this Agreement, reflect all amendments made thereto and are correct and complete.

3.2              Authority Relative to this Agreement.  Subject to Shareholder approval, the Company has the requisite power and authority to enter into this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder.  This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.  Except as disclosed in its Due Diligence Postings, the Company is not subject to, or obligated under, any provision of (a) its Articles of Incorporation and Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Agreement or Ancillary Agreements and the consummation by it of the transactions contemplated hereby.  Except for such filings to be made pursuant to Georgia and Delaware Corporate Law in order to effect the Merger, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement.

3.3              Capitalization and Voting Rights.  The Company represents the following regarding its capitalization and voting rights:

(a)   The Company has 8,238,811 shares of common stock outstanding.  Attached as Schedule 3.3(a) is a list of the shareholders whose interest in the Company equals or exceeds 5% of the shares outstanding.  A complete list of shareholders and their share interests has been provided in the Due Diligence Postings.

(b)   All outstanding Equity Interests of the Company are owned by the Shareholders in the numbers specified in the Company's Due Diligence Postings.  Except for the contract rights of Gregory Vacca disclosed in the Due Diligence Postings, there are no outstanding any options, warrants, rights (including conversion, preemptive rights or other similar rights) agreements or commitments of any kind for the purchase or acquisition from the Company of any Equity Interests.  All of the Equity Interests have been duly authorized and validly issued and are fully paid and are free from any liens, charges, claims or encumbrances.  Except as disclosed in the Due Diligence Postings, the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons or entities, which affects or relates to the voting of any security of the Company.

(c)   The Company has no equity or other interest in any entity, beneficial or otherwise, or obligation to provide funds to or make any investments in, (the form of a loan, capital contribution or otherwise) in any such entity, or provide any guaranty with respect to the obligations of any entity or other person and the Company does not directly or indirectly, own or has agreed to purchase or otherwise acquire, capital stock or other equity or beneficial interest of, or any interest convertible into or exchanged or exercisable for such capital stock or such equity or beneficial interest of any corporation or entity.  There is no agreement, arrangement, contract or other commitment of any kind whatsoever (contingent or otherwise) pursuant to which any person is or may become entitled to receive any payment from Company based on the revenues or earnings or calculated in accordance therewith and there is no security of any kind convertible into or exchangeable for any such interests or equity of beneficial interest.

3.4              Financial Statements.  The Company has provided WiFiMed with audited financial statements, including a balance sheet, dated as of December 31, 2005 (the "Balance Sheet"), a statement of profit and loss from January 1, 2005 through December 31, 2005, and a statement of cash flows from January 1, 2005 through December 31, 2005 (the "Cash Statements").  The Balance Sheet and Cash Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and present fairly in all material respects the consolidated financial position, results of operations, the assets and liabilities, and cash flows of the Company as of the dates and for the periods indicated therein.  In its Due Diligence Postings, the Company has also provided WiFiMed with QuickBooks-generated financial summaries including balance sheets dated December 31, 2006 and July 26, 2007 (the "Interim Balance Sheets") and a statement of profit and loss for 2006 and for the period from January 1, 2007 through July 26, 2007 (the "Interim Cash Statements"). Except as set forth in the Disclosure Schedules, the Balance Sheet, the Cash Statements, and the Due Diligence Postings, the Company has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, known, unknown or otherwise), other than (i) liabilities incurred in the ordinary course of business and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in both subsections (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of the Company.

3.5              No Material Adverse Changes.  Except as set forth in the Due Diligence Postings and the Disclosure Schedules, since December 31, 2005, there has not been a material adverse change in the business or assets of the Company.  Without limiting the foregoing, since such date there has not been:

(a)               any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Balance Sheet, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)               any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted);

(c)               any waiver by the Company of a material right or of a material debt owed to it except in the ordinary course of business;

(d)               any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except (i) in the ordinary course of business and (ii) that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted);

(e)               any change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

(f)                 any change in any compensation arrangement or agreement with any employee;

(g)               any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h)               any resignation or termination of employment of any officer of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

(i)                  any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its properties or assets, except liens for taxes not yet due or payable;

(j)                  any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any Principal Shareholders of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(k)                any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company, except distributions to Shareholders made in accordance with past practice;

(l)                  any other event or condition of any character that might be reasonably expected to materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted); or

(m)             any agreement or commitment by the Company to do any of the things described in this Section 3.5.

3.6              Litigation.  There are no actions, suits, proceedings, or orders pending or threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. The Company has no knowledge of any investigations, pending or threatened against it.  Except as disclosed in the Balance Sheet and the Due Diligence Postings, there is no basis known to the Company for any of the foregoing that could reasonably be expected to have a material adverse effect on the Company. There are no actions, proceedings orders or investigations pending or threatened which (i) challenges the transactions contemplated hereby, (ii) seeks to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby, or (iii) seeks damages in connection with the transactions contemplated hereby.

3.7              Subsidiaries.  The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.  The Company is not a participant in any joint venture, partnership, or similar arrangement.

3.8              Intellectual Property.  As used herein, the term "Intellectual Property" means the following items, in each case held for use in, used in, or necessary for the business of Company as currently conducted: trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, ‘Trademarks"); copyrights (including any registrations and applications for any of the foregoing); Software; "mask works" (as defined under 17 U.S.C. § 901) and any registrations and applications for "mask works"; technology, trade secrets and other confidential information, know-how, proprietary processes, inventions, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets"); and rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons, As used herein, the term "Software" means any and all (i) computer programs (other than "off-the-shelf" or shrinkwrap software), including, but not limited to, any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (ii) computerized databases and compilations of data, and (iii) all documentation, including, but not limited to, user manuals and training materials, relating to any of the foregoing.

(a)               The Company is the owner of EncounterPRO®, an electronic health record.  The Company's Due Diligence Postings have provided a complete and accurate list of all U.S. and foreign (i) trademark registrations, trademark applications and Internet domain names and (ii) copyright and mask work registrations and copyright and mask work applications owned by the Company.  The Company has no patents, patent pending or patent applications.

(b)               To the best of the Company's knowledge,  (i) Company owns or has the right to use all Intellectual Property free and clear of all liens and restrictions and (ii) Company is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for EncounterPRO®, and (iii) any Intellectual Property owned or used by Company and, to Company's knowledge, any other Intellectual Property owned or used is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

(c)               Except as disclosed in its Due Diligence Postings, there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to Intellectual Property of any other person or entity.

(d)               To Company's knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by Company.

(e)               Except as disclosed in its Due Diligence Postings, the conduct of Company's businesses as currently conducted does not misappropriate, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) or dilute any Intellectual Property rights owned or controlled by any third party.

(f)                 To Company's knowledge, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a written confidentiality and non-disclosure agreement.  To Company's knowledge, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

(g)               To the Company's knowledge and except as disclosed in its Due Diligence Postings, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of WiFiMed's rights to own, use, or bring any action for the infringement of any of the Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property.  Except as disclosed in its Due Diligence Postings, no current or former director, officer, employee, contractor or consultant of the Company (or any of its predecessors in interest) will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights to use any of the Intellectual Property.

3.9              Compliance with Other Instruments.  Except as disclosed in its Due Diligence Postings, the Company is not in violation or default of any provision of its Articles of Incorporation or Bylaws, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the Company's knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company.  The execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default (or an event which, with notice or lapse of time or both would constitute a default) under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to the Company, that materially affects its business as now conducted or proposed to be conducted immediately following the Closing, or its properties or its financial condition.

3.10          Material Agreements.  In its Due Diligence Postings, the Company has produced its Material Contracts, to which Company is a party or by which it or its properties are bound, or pursuant to which it obtains benefits or incurs obligations in the conduct of its businesses ( "Material Contracts") include:

(a)   Contracts for the purchase of goods by, or for the furnishing of services to, Company that provide for, or could reasonably be expected to provide for, remaining payments by Company in excess of $25,000 during the term of any such Contract;

(b)   Contracts between (x) Company and (y) any of its affiliates, officers or directors (or any affiliates of any of the foregoing);

(c)   Contracts with any person containing any guaranties by, or residual obligations of, Company;

(d)   any lease agreement between Company and any person for leasing equipment, which has an aggregate rental value in excess of $25,000 during the term of the lease;

(e)   Contracts under which Company provides consulting services to any person;

(f)     any employment, severance, non-competition, consulting or other Contracts with any current or former stockholder, director, officer, sales associate or employee of Company;

(g)   joint venture, partnership, member, voting trust or other Contracts whereby Company has agreed with any other Person (A) to enter into a joint business arrangement for profit or (B) to vote any shares of capital stock or other equity or beneficial interests in any other person in any particular manner;

(h)   Contracts entered into since December 31, 2005 providing for the acquisition or disposition of assets having a value in excess of $25,000, other than such acquisitions or dispositions in the ordinary course of business, consistent with past practice;

(i)      licenses and agreements relating to Intellectual Property (except with respect to readily available "off-the-shelf" or shrinkwrap software having an acquisition price of less than $25,000);

(j)      Contracts for the lease of personal property to or from any person requiring payments in excess of $25,000;

(k)    Contracts requiring Company to indemnify or hold harmless any person in respect of which the aggregate potential obligation could reasonably be expected to exceed $25,000;

(l)      Contracts contemplating the referral of any services to any person or to Company, as the case may be, the performance of which involves consideration in excess of $25,000;

(m)  any Contracts (A) relating to indebtedness for borrowed money or other financing transactions or (B) restricting the ability of Company to incur indebtedness for borrowed money or make any loan or advance or own, operate, sell, transfer, pledge or otherwise dispose of any assets;

(n)   Contracts under which any other person has directly or indirectly guaranteed any indebtedness, liability or obligation of Company, or letter of credit issued to guarantee any obligation of Company, or any vendor or customer of Company;

(o)   mortgages, pledges, security agreements, deeds of trust or other documents granting a lien;

(p)   Contracts (i) providing for the payment of any bonus or commission based on sales or earnings or (ii) providing for any bonus or other payment based on the sale of Company or any portion thereof or any other change of control of Company;

(q)   Contracts that provide for a payment, or that the terms and conditions that would otherwise govern the relationship of the parties thereto will be altered, upon a change of control of Company;

(r)     Contracts with any governmental authority;

(s)   Contracts containing covenants which restrict Company from engaging in any business or in any geographical area or containing any prohibition on the disclosure of confidential information in the possession of Company or any exclusivity provision with respect to any business or geographic area; and

(t)     Any other material contracts not listed in subparagraphs (i) through (xix) above, whether or not in the ordinary course of business consistent with the past practice, made or entered into since December 31, 2003.

3.10 Disclosure of Material Agreements.  Except as disclosed in Company's Due Diligence Postings, Company has made available to WiFiMed copies of all of the Material Contracts.  To the best of the Company's knowledge each of the Material Contracts is in full force and effect and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). To Company's knowledge, each of the Material Contracts is a valid and binding obligation of the other parties thereto, enforceable against such other parties in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).  With respect to the Material Contracts, no default or circumstances exist which, with the giving of notice or the passage of time, or both, would constitute a default by Company or, to Company's knowledge, by the other party or parties thereto.    Company has hundreds of contracts with its customers.  These contracts are in flux as some customers will from time to time close or sell their offices, purchase a different EMR, or opt not to receive customer support.  Company can warrant that, in the past year, there has been no material change in the status of the Company's contracts as a whole that would reduce the volume of business that the Company conducts.

3.11          Related Party Transactions.  No employee, officer, or Director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company committed to make loans or extend or guarantee credit to any of them.  To the best knowledge of the Company, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company or their immediate families may own up to one percent (1%) of the stock in each publicly traded company that may compete with the Company.  Except for employment contracts and loan agreements provided by the Company in its Due Diligence Postings, no director, officer, employee or their immediate family members is directly or indirectly interested in any material contract with the Company.

3.12          Permits.  Except as disclosed in its Due Diligence Postings (a) the Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it and as to be conducted, the lack of which could materially affect the business, properties or financial condition of the Company; (b) the Company is not in default in any respect under any of such franchises, permits, licenses, or other similar authority.

3.13          Employee Benefit Plans.  Except as disclosed in its Due Diligence Postings, the Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

(a)   Except as disclosed in its Due Diligence Postings, no ERISA plan is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA and neither Company nor any ERISA affiliate has sponsored, maintained, or contributed to any plan or arrangement subject to Section 412 of the Internal Revenue Code or Title IV of ERISA during the past six years.  No ERISA plan is a plan described in Section 4063(a) of ERISA.

(b)   To Company's knowledge, neither the Company nor any ERISA plan nor any trust created thereunder nor, any trustee or administrator has engaged in any transaction in connection with which Company or any ERISA plan, or such trust or trustee or administrator thereof or any party dealing with any ERISA plan or such trust could be subject to either civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or tax imposed pursuant to Section 4975 or 4976 of the Internal Revenue Code.

(c)   Full payment has been made of all amounts the Company is required to pay under the terms of each ERISA plan as of the last day of the most recent plan year thereof ended prior to the date of this Agreement and all such amounts properly accrued through the Effective Time with respect to the current claim year thereof will be paid by Company on or prior to the Closing Date or will be properly recorded in the Company's financial statements.

(d)   Each plan has been created, operated and administered in all material respects in accordance with its terms and in compliance with applicable laws, including, but not limited to, ERISA and the Internal Revenue Code.

(e)   No plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Company beyond their retirement or other termination of service (other than coverage mandated by applicable law), and the Company has no binding obligation providing the employee or group of employees with any such benefits upon their retirement or termination.

(f)     Except as  disclosed in its Due Diligence Postings, neither the execution and delivery of this Agreement by Company nor the performance by Company of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any former or current director, officer, employee of Company to severance pay, unemployment compensation or any other payment from Company or (ii) accelerate the timing of payment or vesting, or increase the amount of compensation to any such director, officer or employee.

(g)   The Company's Due Diligence Postings contain a complete and accurate list as of the date hereof the name, title, current annual base salary and bonuses paid or earned with respect to the date hereof for the last fiscal year and any interim period thereof for each current employee, independent contractor, director and officer of Company.  There exists no pending or, to the knowledge of Company, threatened lawsuit, administrative proceeding or investigation of Company or any employee thereof regarding allegations of hostile work environment, sexual discrimination or racial discrimination.

3.14          Tax Returns, Payments and Elections.  Except as disclosed in its Due Diligence Postings and its Balance Sheet:

(a)   The Company has filed (or there has been filed on its behalf) all material tax returns required to be filed by it and all tax returns are true and correct in all material respects; Company does not warrant that all returns were timely filed;

(b)   There are no liens for taxes upon any assets of the Company, except liens for taxes which are not yet due and payable;

(c)   No deficiency for any taxes has been proposed, or asserted in writing or assessed against the Company that has not been resolved and paid in full.  No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any taxes or tax return is outstanding, nor is any request for any such waiver or consent pending;

(d)   Except as disclosed in its Due Diligence Postings, there are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to taxes or any tax returns of the Company now pending, and the Company has not received any written notice of any proposed audits, investigations, claims or administrative proceedings relating to taxes or any tax returns;

(e)   The Company has complied in all material respects with all applicable Laws relating to the payment, collection or withholding of any tax, and the remittance thereof;

(f)   The Company has not received any written ruling from any tax authority; and

(g)   No jurisdiction where Company does not file a tax return has made a claim in writing that Company is required to file a tax return for such jurisdiction or that any taxes are due as a result of doing any business in such jurisdiction.

(h)   Company has made available to the WiFiMed true and correct copies of the United States federal income tax return and any state, local or foreign tax return for its taxable year ended December 31, 2005.

3.15          Accounts Receivable.  Except as disclosed in its Due Diligence Postings, All accounts receivable of Company, or valid obligations of the Company; (i) have arisen from bona fide transactions during the ordinary course of business consistent with past practices; (ii) are collected during and collectable during the ordinary course of business; and (iii) have been adequately reserved for on the Balance Sheet and in the Interim Balance Sheets provided by the Company its Due Diligence Postings.  WiFiMed understands that support payments made by Company's customers are typically not true "receivables" since the customer may opt not to receive support.

3.16          Labor Agreements and Actions; Employee Compensation.  The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the Company's knowledge, threatened, that could reasonably expected to have a material adverse effect on the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or financing arrangements of the Company (as such business is now conducted), nor is the Company aware of any labor organization activity involving its employees.  The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.  The employment of each officer and employee of the Company is terminable at the will of the Company.  To the Company's knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.  Except as disclosed in its Due Diligence Postings, the Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

3.17          Consents, Notices and Approvals.  Except for shareholder approval of this Agreement, no consent, approval, permit, waiver, authorization of or notice or filing with, any governmental authority is required to be made or obtained by Company in connection with the execution, delivery and performance by Company, or any member of this Agreement and the Ancillary Agreements.  To Company's knowledge (and except as may be disclosed in its Due Diligence Postings), neither the execution and delivery of this Agreement, the Ancillary Agreements nor the consummation of the transactions contemplated hereby will require the consent of or notice to, any party to any Material Contract.

3.18          Assets.  The Company's Due Diligence Postings set forth a true, correct and complete list of all tangible assets, properties and rights owned, leased or licensed by Company having a value in excess of $25,000.  All of the improvements, machinery and equipment currently used in connection with the businesses of Company are in a condition sufficient to permit the operation and conduct of the businesses of Company as presently conducted, ordinary wear and tear excepted.  Company has good and valid title to all assets, properties and rights owned by Company reflected on the Balance (except inventory and other properties disposed of in the ordinary course of business since the date of Balance Sheet, and accounts receivable paid since January 1, 2004), free and clear of all liens, except for (i) statutory liens imposed by law for taxes that are not yet due and payable, (ii) landlords', carriers', vendors', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising by operation of law in the ordinary course of business, consistent with past practice, and with respect to amounts not overdue for a period of more than 30 calendar days, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security laws, and (iv) zoning laws and ordinances, easements, rights-of-way, restrictions and other similar encumbrances which do not, individually or in the aggregate, interfere with the use of the relevant assets as being used on the date hereof (collectively, "Permitted Liens").

All material assets, properties, interests and rights used or held for use in the conduct of the businesses of Company (the "Business Assets") are owned, leased or licensed by Company.  The Business Assets include all of the material assets, properties, interests and rights material to, or used for the conduct of the businesses of Company as presently conducted.  Company has such technology sufficient for the operations of its business as it is presently conducted.  Company has the right to use all of the assets, properties, interests and rights used in the conduct of the businesses of Company as presently conducted, notwithstanding any Asset Liens on such assets, properties, interests and rights.

3.19          Title to Properties. In its Due Diligence Postings, the Company has made available to WiFiMed a true, correct and complete copy of the Real Property Sublease to its office space at RiverEdge Parkway.  The company has no interest in any other real property.  Company holds a good and valid leasehold interest to the Leased Real Property, subject to the provisions of the Real Property Sublease. The Real Property Sublease is valid, binding and enforceable and in full force and effect and no material default or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a material default by Company, or to Company's knowledge, any other party to the Real Property Sublease.  Company does not own any real property.

3.20          Insurance.    The Company has provided copies of its business insurance policies for 2007 in its Due Diligence Postings.  These policies are in full force and effect as of the date of this Agreement.

3.21          No Commissions.  The Company has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated in this Merger Agreement

3.22          Disclosure.  Neither this Agreement nor any of the exhibits hereto nor the Company's disclosure schedules contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. To Company's knowledge, there is no fact which has not been disclosed to WiFiMed which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including the operating results, assets, customer, supplier or employee relations and business prospects, of the Company.

ARTICLE IV.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to WiFiMed and Merger Sub and again at the Effective Time, the following:

4.1              Securities Ownership.  The Company has no Equity Interests except as disclosed in its Due Diligence Postings and no restrictions, liens and encumbrances on any Equity Interest other than restrictions under federal and state securities laws.

4.2              Purchase Entirely for Own Account.  The Merger Shares to be received by each respective Shareholder will be acquired for investment for the Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.    Nothing in this Section prohibits a trustee from holding Merger Shares provided that there are no legal impediments under state and federal law.

4.3              Disclosure of Information.  The Company believes it has received all the information it considers necessary or appropriate for deciding whether to receive the Merger Shares.  The Company further represents that it has had an opportunity to ask questions and receive answers from WiFiMed regarding the business, properties, prospects and financial condition of WiFiMed.  The foregoing, however, does not limit or modify the representations and warranties of WiFiMed in Article II of this Agreement or the right of the Company to rely thereon.

4.4              Restricted Securities.  The Company understands that the Merger Shares are characterized as "restricted securities" under the federal securities laws inasmuch as it is being acquired in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

4.5              Legend.  It is understood by the Company that the certificates evidencing the Merger Shares may bear the following legend:

"These securities have not been registered under the Securities Act of 1933, as amended.  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel reasonably satisfactory to WiFiMed that such registration is not required."

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

5.1              Conduct of Business Pending the Merger.  The Company covenants and agrees that, prior to the Effective Time, unless WiFiMed shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)   the businesses of the Company shall be conducted in the ordinary course, on an arm's length basis and in accordance in all material respects with all applicable laws, rules and regulations and past custom and practice; the Company shall maintain its facilities in good operating condition, ordinary wear and tear excepted; and the Company shall use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;

(b)   except as provided under the Loan Agreement by and between WiFiMed and the Company dated May 26, 2007, the Company shall not, directly or indirectly, do or permit to occur any of the following:  (i) issue, sell, pledge, dispose of or encumber (A) any additional Equity Interests  of, or any options, warrants, conversion privileges or rights of any kind to acquire any Equity Interests, or (B) any of its assets, except in the ordinary course of business; (ii) amend or propose to amend its Articles of Incorporation or Bylaws; (iii) split, combine or reclassify any outstanding Equity Interests, or declare, set aside or pay any dividend of other distribution with; (iv) redeem, purchase or acquire or offer to acquire any securities of the Company; (v) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vi) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (vii) make any investments other than short-term United States Treasury obligations or short-term certificates of deposit of a commercial bank or trust company; or (viii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(b);

(c)   the Company shall not, directly or indirectly, enter into or modify any contract, agreement or understanding, written or oral, that involves consideration or performance of the Company of a value exceeding $25,000 or a term exceeding one year;

(d)   except as required by law, rule or regulation, or except for employees (other than officers or directors) base salary adjustment, which adjustment shall not exceed 8% per annum individually or $25,000 in the aggregate, the Company shall not (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof, except pursuant to existing agreements; the Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director; and

(e)   the Company (i) shall not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at, or at any time prior to, the Effective Time; and (ii) shall notify WiFiMed of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would reasonably be expected to be material, alone or in the aggregate, to the business, operations or financial condition of the Company or to the Company's, WiFiMed's or the Merger Sub's ability to consummate the transactions contemplated by this Agreement.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1              Non-Compete and Non-Solicitation Agreements.  At the Effective Time, Mark Copenhaver, Kane St. John, Charles Webster, and Greg Vacca shall have entered into non-compete, non-disclosure and non-solicitation agreements with WiFiMed consistent with WiFiMed's standard contract or as may be negotiated between the parties.

6.2              Expenses.  Each party shall bear their own expenses in connection with this Agreement and the transactions contemplated herein.

6.3              Notification of Certain Matters.  Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate at, or at any time prior to, the Effective Time, in any material respect and (b) any failure of such party, or any officer, director, shareholder, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect.

6.4              No Solicitation.  Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of Company's directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action.  "Transaction Proposal" shall mean any of the following (other than the transactions between Company, WiFiMed and Merger Sub contemplated by this Agreement) involving Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent (10%) or more of the assets of Company, in a single transaction or series of transactions; (iii) any offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of ten percent (10%) or more of the outstanding shares of capital stock of Company; or (iv) any public announcement by Company of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.5              Access to Information; Confidentiality.

(a)               The Company and WiFiMed have had the opportunity to make a complete due diligence review of the books, records, business and affairs of the other.

(b)               Each party agrees that all non-public information provided was treated as confidential, and if this Agreement is terminated, will return to the other party all confidential documents (and all copies thereof) in its possession, or will certify to the other that all such documents not returned have been destroyed.  Further, regardless of whether this Agreement is terminated, each party shall continue to hold all confidential information of the other in strictest confidence.  Non-public information shall not include any information which a party can demonstrate: (i) was already in such party's possession prior to negotiations related to this transaction; (ii) is or becomes publicly and openly known and in the public domain through no fault of such party; or (iii) is received by such party in a non-confidential manner from a third party having the right to disclose such information.

(c)               The Officers, Directors, and their immediate family members shall not make any transactions in securities of WiFiMed while in possession of non-public information relating to WiFiMed, without the prior authorization of counsel to WiFiMed, as such transactions may violate the federal securities laws and the regulations promulgated thereunder.

6.6              Public Announcements.  Before issuing any press release or otherwise making any public statement with respect to the Merger, WiFiMed, Merger Sub and Company will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction in any filings required with the SEC).

6.7              Transition Period.  WiFiMed, at its sole discretion, may enter into interim consulting and/or transition services agreements for the three-month period following the Closing with certain employees and/or advisors of the Company.

ARTICLE VII.

DEBTS AND LIABILITIES OF THE COMPANY

7.1              Payment of Debts/ Conversions.  As provided in Section 1.6, WiFiMed shall commit a sum not exceeding $2,400,000 for the satisfaction of Company's disclosed debts and liabilities.  The payment of the Company's debts shall be managed as set forth in Schedule 7.1; however, nothing in Schedule 7.1 shall be construed to impose a duty on WiFiMed or Merger Sub under this Article to pay debts or liabilities of the Company in excess of $2,400,000.  In the event that WiFiMed reaches agreement with a creditor under this Article that involves a conversion of debt to stock, the amount of the converted debt shall be charged against the $2,400,000 cap as though the debt had been paid in cash.  In the event that there is an increase in the Company's indebtedness resulting from WiFiMed's failure to promptly satisfy or discharge the Company's disclosed debts and liabilities, that increase will be not be charged against the $2,400,000 cap or against the Escrow Shares described in Section 9.8 below.

ARTICLE VIII.

CONDITIONS

8.1              Conditions to Obligations of Each Party To Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)   there shall not be pending by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby; and

(b)   no party hereto shall have terminated this Agreement as permitted herein.

8.2              Additional Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)               the representations and warranties of WiFiMed and the Merger Sub set forth in Article II that are qualified by materiality shall be true and correct  and the representation and warranties of WiFiMed and the Merger Sub that are not so qualified shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and each of WiFiMed and the Merger Sub shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time;

(b)               WiFiMed shall have furnished to the Company a certificate in which WiFiMed and the Merger Sub shall certify that neither WiFiMed nor Merger Sub has any reason to believe that the conditions set forth in Section 8.2(a) have not been fulfilled;

(c)               WiFiMed shall have furnished to the Company (i) a copy of the text of the resolutions by which the corporate action on the part of WiFiMed and the Merger Sub necessary to approve this Agreement, the Merger and the issuance of the Merger Shares were taken and (ii) certificates executed on behalf of WiFiMed certifying, in each case, that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

(d)               WiFiMed shall have issued to each qualifying Shareholder certificates for the number of shares of WiFiMed Common Stock to which such Shareholder is entitled pursuant to Section 1.5(b) and Schedule 1.5(b) hereof.  Shareholders are not qualifying Shareholders unless they have (i) surrendered their shares in the Company or (ii) executed an affidavit in a form acceptable to WiFiMed attesting to the loss or non-delivery of their Company shares.

(e)               WiFiMed shall have obtained each consent and approval necessary in order that the Merger and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of WiFiMed's assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit;

(f)                 The agreements described in Section 6.1 or as individually negotiated shall have been executed.

(g)               All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company's counsel, and the Company and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

8.3              Additional Conditions to Obligations of WiFiMed and the Merger Sub.  The obligations of WiFiMed and the Merger Sub to effect the Merger are also subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)               the representations and warranties of the Company set forth in Articles III and IV, respectively, that are qualified by materiality shall be true and correct and the representation and warranties of the Company that are not so qualified shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and the Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time;

(b)               the Company shall have furnished to WiFiMed a certificate in which the Company shall certify that they have no reason to believe that the conditions set forth in Section 8.3(a) have not been fulfilled;

(c)               the Company shall have furnished to WiFiMed (i) evidence that the requisite Shareholders of the Company have approved this Agreement (including, without limitation, the plan of merger contained herein) and the Merger; and (ii) a certificate executed on behalf of the Company by an officer certifying to WiFiMed that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

(d)               James D. Copenhaver, John M. Copenhaver, and the Shareholders who are officers, directors and employees of the Company shall have delivered the original certificate(s), if any, representing their Equity Interests, duly endorsed to the Surviving Corporation for cancellation;

(e)               the Company shall have obtained each consent and approval necessary in order that the Merger and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit;

(f)                 Between the date hereof and the Effective Time, (i) there shall have been no material adverse change in the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or prospects, or financing arrangements of the Company, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Company and (iii) none of the properties and assets of the Company shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a material adverse effect on the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition, or financing arrangements of the Company, and the Company shall have delivered to WiFiMed a certificate, dated as of the Effective Time to that effect;

(g)               All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to WiFiMed's counsel, and WiFiMed and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

ARTICLE IX.

INDEMNITIES

9.1              Survival of Representations and Warranties.  All representations and warranties made by WiFiMed, the Merger Sub, and the Company in this Agreement shall survive for twenty-four (24) months from the date of this Agreement and no claim for any breach thereof may be made unless notice thereof is given to the other party prior to such date; provided, however, that the limitations on survival shall not apply to any breach of this Agreement constituting fraud.  Notwithstanding anything to the contrary contained herein, all representations and warranties which extend beyond the Closing shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given a claim notice prior to the date on which such representation or warranty expires.

9.2              Shareholders Agreement to Indemnify.  Subject to the limitations in this Article IX, WiFiMed and Merger Sub and their respective directors, officers, employees and agents shall be indemnified, defended, protected and held harmless from and against all proceedings, judgments, decrees, demands, claims, assessments, actions, penalties, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees, costs and expenses of investigation (collectively referred to as "Losses") incurred by WiFiMed, Merger Sub or their respective directors, officers, employees or agents resulting from a breach of any covenant, agreement, representation or warranty of the Company contained in this Agreement or the exhibits hereto,.

9.3              WiFiMed and the Merger Sub's Agreement to Indemnify.  Subject to the limitations in this Article IX after the Effective Time, WiFiMed and the Merger Sub hereby agree to indemnify and hold harmless the shareholders and former and current officers and directors and their affiliates and agents from and against (i) all Losses asserted against or incurred by them or their agents resulting from a breach of any covenant, agreement, representation or warranty of WiFiMed or Merger Sub contained in this Agreement or the exhibits hereto.

9.4              Indemnification Procedure.  Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, other than any claim discussed in Section 9.5 below, the party seeking indemnification (the "Indemnified Party") shall provide notice of such claim (a "Claim Notice") to the party (including each person who may be held jointly and severally liable with such person) from whom indemnification is sought (the "Indemnifying Party").  The Claim Notice shall state in general terms the circumstances giving rise to the claim, specify the amount of the claim (or an estimate thereof), and make a request for any payment then believed due.  A Claim Notice shall be conclusive against such Indemnifying Party in all respects 30 days after receipt by the Indemnifying Party unless, within such period, the Indemnifying Party sends the Indemnified Party a notice disputing the propriety or amount of the claim (a "Dispute Notice").  Any Dispute Notice shall describe the basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification.  Upon receipt of any Dispute Notice, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute within the next 30 days.  If a resolution is not reached within the 30-day period, either party may submit the dispute to arbitration in accordance with Article X.  No claim for indemnification against any person who may be jointly and severally liable with an indemnifying Party shall be permitted unless and until such person has received a Claim Notice and a 30 day period in which to send a Dispute Notice.

9.5              Indemnification Procedure with Respect to Third Party Claims. The following provisions shall govern claims by third parties:

(a)               If any third party shall notify an Indemnified Party pursuant to this Agreement with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any Indemnifying Party, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless, and then solely to the extent that, the Indemnifying Party is thereby prejudiced.

(b)               The Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as:  (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under this Agreement; (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties; (iv) settlement of or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)               So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.5(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

(d)               If or to the extent that any of the conditions set forth in Section 9.5(b) is or becomes unsatisfied:  (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses); (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim to the fullest extent provided in this Section; and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligations should be reduced because of the manner in which counsel for the Indemnified Party handled the Third Party Claim.

9.6              Basket.  In no event shall any party be required to indemnify another party for any Losses relating to any matter subject to indemnification under this Article IX, unless and until such Losses exceed in the aggregate $75,000 (the "Basket"), in which event all such Losses shall be recoverable by the indemnified party.  The Basket shall not apply to any breach of this Agreement constituting fraud or to any indemnification owed under Section 9.7.

9.7              Assumption of Defense Jeffrey Cooper.  In the event that a legal action is brought against Dr. Jeffrey Cooper for claims arising out of the events described in Schedule 9.7, WiFiMed shall assume Dr. Cooper's defense provided that there is no conflict of interest that disqualifies the attorneys who represent WiFiMed from undertaking the representation of Dr. Cooper as well.  The Basket provisions of Section 9.6 do not apply to this Section 9.7; nor shall any expenses or costs incurred by WiFiMed under this Section be deducted from the 20% of shares that have been set aside to pay indemnities under this Article IX.  The notice provisions of Section 9.5(a) shall apply to any claim by Dr. Cooper that he is entitled to the defense afforded under this Section 9.7.

9.8              Satisfaction of Obligations.  Subject to the following sentence, if an indemnifying party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the indemnifying party shall pay such amount to the indemnified party within ten days following receipt by the indemnifying party of written demand from the indemnified party.  The parties agree that 20% of the Merger Shares (the "Escrow Shares") shall be placed in escrow for not more than twenty-four (24) months from the date of this Agreement; furthermore, WiFiMed's and Merger Sub's sole recourse for satisfaction of any indemnification claims shall be by asserting the claim against the undistributed Escrow Shares which shall be valued at the Adjustment Value set forth in Section 1.9 above.  Pursuant to Sections 1.6 and Article VII, WiFiMed has agreed that it will use best efforts to satisfy or otherwise discharge the disclosed liabilities of the Company up to the amount of $2,400,000.  In the event that on February 15, 2008, WiFiMed a) has not satisfied or discharged the Company's disclosed debts and liabilities and b) WiFiMed has not delivered a Notice of Exhaustion of Funds pursuant to Section 1.7, twenty-five percent of the Escrow Shares shall be released and distributed to the Company shareholders.  In the event that on August 15, 2008, WiFiMed a) has not satisfied or discharged the Company's disclosed debts and liabilities and b) WiFiMed has not delivered a Notice of Exhaustion of Funds pursuant to Section 1.7, twenty-five percent of the Escrow Shares shall again be released and distributed to the Company shareholders.

9.9              Exclusive Remedy.  Except in case of fraud, the rights and remedies provided for in this Agreement (including the rights to indemnification) shall be exclusive and no other rights and remedies that may exist at law or in equity may be asserted against a party.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

10.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)   by mutual consent of a duly authorized officer of WiFiMed and the Company;

(b)   by either party if the other party breaches any of its material representations, warranties or covenants contained herein and, if such breach is curable, is not cured within fifteen (15) business days after notice thereof;

(c)   by either party if obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction; or

(d)   by any of WiFiMed or the Company if the Merger shall not have been consummated by August 15, 2007, or such later date as may be agreed upon by the parties;

provided, however, that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to such right shall be primarily attributable to a breach of warranty or to the fault of such party or to any affiliated party.

10.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall become void and there shall be no liability or further obligation hereunder on the part of WiFiMed, the Merger Sub, the Company, or their respective shareholders, officers or directors, except as set forth in Section 6.5 hereof and except for liability arising from fraud or a willful breach of this Agreement.

10.3          Amendment.  This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

10.4          Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE XI.

GENERAL PROVISIONS

11.1          Notices.  All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by recognized overnight courier service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

                        If to WiFiMed or the Merger Sub:

WiFiMed Holdings Company, Inc.
3320 Keenland Road
Marietta, Georgia  30062
Attention:  Jeffrey A. Simon

                        With a copy to:

Arnstein & Lehr LLP
200 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, FL 33301
Attention:  Charles B. Pearlman, Esq.

                        If to the Company:

JMJ Technologies, Inc.
200 RiverEdge Parkway
Atlanta, Georgia  30328
Attention:  Kane and Kathleen St. John

                        With a copy to:

Gregory Vacca
15 White Pine Drive
Newport Coast, CA 92657

All such notices and other communications shall be deemed to have been duly given:  when delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if delivered by mail; the next business day, if by recognized overnight courier service; and when receipt acknowledged, if telecopied; provided, however, notice to a party's attorney shall not constitute notice to such party.

11.2          Interpretation and Construction.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.  Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the exhibits and attachments hereto).  As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.3          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

11.4          Miscellaneous.  This Agreement (together with all other documents and instruments referred to herein):  (a) constitutes the entire agreement, and supersedes all other prior agreements, representations, warranties and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned or transferred by operation of law or otherwise, except that this Agreement may be assigned by operation of law to any corporation with or into which WiFiMed may be merged.  This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

11.5          Arbitration and Choice of Law.  The Parties agree to the following arbitration and choice of law provisions:

(a)   The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.  If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within 30 days, this Section 11.1(b) shall apply.

(b)   In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be resolved by binding arbitration to be held exclusively in Fulton County, Georgia and such arbitration shall be the Parties' exclusive remedy.  Arbitration shall be conducted in accordance with the then existing Commercial Dispute Resolution Procedures of the American Arbitration Association.  The arbitration shall be conducted by three (3) arbitrators to be named by the parties (the "Arbitrators"), consisting of one (1) arbitrator named by each of the parties, and the third arbitrator named by the parties by mutual agreement.  Should the parties fail to agree as to the naming of such third arbitrator, then the third arbitrator shall be determined in accordance with the applicable rules of the American Arbitration Association.  The parties understand and agree that this provision regarding arbitration shall not prevent any party from pursuing equitable or injunctive relief in a judicial forum to compel another party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm.  A request for such equitable or injunctive relief shall not waive this arbitration provision.

(c)   Except with respect to the references in this Agreement to the Securities Act, this Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Georgia without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of Georgia to the rights and duties of the parties hereunder.

11.6          Effective Date.  The effective date of this contract shall be the date of the last signature affixed to this Agreement below.

IN WITNESS WHEREOF, WiFiMed, the Merger Sub, the Company and the Principal Shareholders have caused this Agreement to be executed on the date first written above by their respective officers thereunder duly authorized.

WIFIMED HOLDINGS COMPANY, INC.

By:

Name:

Title:

Date:  July ___, 2007

JMJ ACQUISITION, INC.

By:

Name:

Title:

Date:  July ___, 2007

JMJ TECHNOLOGIES, INC.

By:

Name:

Title:

Date:  July ___, 2007